CONTACT:

Dee Ann Johnson

Chief Financial Officer and Treasurer

(412) 456-4410

dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

October 29, 2015

Ampco-Pittsburgh Announces Third Quarter Earnings

Ampco-Pittsburgh Corporation (NYSE: AP) announces sales for the three and nine months ended September 30, 2015 of $58,094,000 and $183,154,000, respectively, against $65,409,000 and $198,270,000 for the comparable prior year periods. Net (loss) income for the three and nine months ended September 30, 2015 was $(1,511,000) or $(0.14) per share and $(1,959,000) or $(0.19) per share, respectively, compared to $(343,000) or $(0.03) per share and $856,000 or $0.08 per share for the comparable prior year periods. Loss from operations equaled $(2,357,000) and $(2,661,000) for the three and nine months ended September 30, 2015, respectively. Income from operations approximated $42,000 and $2,837,000 for the three and nine months ended September 30, 2014, respectively.

Sales and operating results for the Forged and Cast Engineered Products segment for the three and nine months ended September 30, 2015 were less than the comparable prior year periods principally due to a lower volume of traditional roll shipments partially offset by an increase of other forging products. Net sales were also impacted by a lower weighted-average exchange rate used to translate sales of our UK operations from the British pound sterling to the U.S. dollar. Operating results for the three and nine months ended September 30, 2015 were less than the same periods of the prior year due to the lower volume of shipments, weaker margins and an under-recovery of costs resulting from lower production levels. Collection of accounts receivables previously written off offset a small portion of the impact from the reduced volume of shipments for the nine month period ended September 30, 2015. The change in the weighted-average exchange rate did not have a significant impact on operating results for the current quarter or year-to-date period.

Although sales for the Air and Liquid Processing group for each of the periods were slightly less than the same periods of the prior year, earnings improved primarily due to product mix and cost containment. Specifically, net sales of heat exchange coils declined due to a lower volume of shipments to the fossil-fueled utility and industrial markets. Net sales of air handling units decreased as a result of low order intake in the latter part of 2014 and first quarter of 2015. Net sales of pumps increased due to a higher volume of shipments of commercial pumps to the power generation market.

John Stanik, Ampco-Pittsburgh’s Chief Executive Officer commented, “We continue to be negatively affected by our customers’ market conditions. Our newly-approved strategic plan contemplated this impact and provides action plans which could counter the effect in the future.”

Investor-related Information

The Corporation will hold its quarterly conference call to review third quarter 2015 results on November 2, 2015 at 10:30 a.m. Eastern Standard Time. Additionally, members of senior management will present a summary of the Corporation’s three-year Strategic Plan to the investor community at the New York Stock Exchange on November 10, 2015. Please visit our website at www.ampcopgh.com for further information about both of these events.

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by or on our behalf. This news release may contain forward-looking statements that reflect our current views with respect to future events and financial performance. All statements in this document other than statements of historical fact are statements that are, or could be, deemed forward-looking statements within the meaning of the Act. In this document, statements regarding future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For Ampco-Pittsburgh, these risks and uncertainties include, but are not limited to, those described under Item 1A, Risk Factors, of Ampco-Pittsburgh’s Annual Report on Form 10-K. In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

	Three Months Ended September 30,		Nine Months Ended September. 30,
	2015	2014	2015	2014
Sales	$58,094,000	$65,409,000	$183,154,000	$198,270,000

Cost of products sold (excl depreciation)	48,655,000	53,244,000	148,896,000	158,715,000
Selling and administrative	8,743,000	8,950,000	27,314,000	27,424,000
Depreciation and amortization	3,044,000	2,941,000	9,275,000	9,007,000
Loss on disposal of assets	9,000	232,000	330,000	287,000

Total operating expense	60,451,000	65,367,000	185,815,000	195,433,000

(Loss) income from operations(1)	(2,357,000)	42,000	(2,661,000)	2,837,000
Other expense – net	(2,000)	(418,000)	(211,000)	(388,000)

(Loss) income before income taxes	(2,359,000)	(376,000)	(2,872,000)	2,449,000
Income tax benefit (expense)	959,000	178,000	1,152,000	(773,000)
Equity loss in Chinese joint venture	(111,000)	(145,000)	(239,000)	(820,000)

Net (loss) income	$(1,511,000)	$(343,000)	$(1,959,000)	$856,000

(Loss) earnings per common share:
Basic	$(0.14)	$(0.03)	$(0.19)	$0.08

Diluted	$(0.14)	$(0.03)	$(0.19)	$0.08

Weighted-average number of common shares outstanding:
Basic	10,439,974	10,424,287	10,433,317	10,397,695

Diluted	10,439,974	10,424,287	10,433,317	10,447,739

(1)	(Loss) income from operations for the nine months ended September 30, 2015 includes a pre-tax curtailment charge of approximately $1,200,000 associated with the partial freezing of the U.S. Defined Benefit Plan offset by a pre-tax credit of approximately $750,000 relating to the collection of accounts receivable previously written off.